Exhibit 10.13

SmarTire Systems Inc.
Suite 150, 13151 Vanier Place
Richmond, British Columbia
Canada, V6V 2J1

T: 604.276.9884
F: 604.276.2350
www.smartire.com
OTCBB: SMTR

November 10, 2003
Palisades Master Fund, L.P. Citco Building Wickhams Cay P.O. Box 662 Road Town Tortola

Dear Sirs/Mesdames:

Common Stock Purchase Warrants Dated May 15, 2003

We refer to our letter agreement dated for reference October 27, 2003 (the "Agreement") pursuant to which you exercised 3,290,596 common stock purchase warrants dated May 15, 2003 at a reduced exercise price of US$0.20 per share, in consideration of the issuance to you by SmarTire Systems Inc. ("SmarTire") of 3,290,596 common stock purchase warrants (the "Replacement Warrants") exercisable at an exercise price of US$0.20 per share for a period of five years.

In consideration of the payment to SmarTire of the sum of U.S.$10, the receipt and sufficiency of which is hereby acknowledged, SmarTire hereby agrees that the exercise price of each Replacement Warrant shall be reduced from $0.20 per share to $0.1771 per share. The Agreement and the Replacement Warrants, as amended hereby, shall continue in full force and effect in accordance with their respective terms.

SmarTire hereby agrees to execute and deliver to you a new certificate representing the Replacement Warrants, as amended hereby, against surrender and delivery to SmarTire of the original certificate representing the Replacement Warrants.

By signing and returning the enclosed duplicate copy of this letter, you, as the "Warrant Holder," shall represent and warrant to SmarTire that:

1. the answers of the Warrant Holder contained in the US Questionnaire (as defined in and delivered pursuant to the Agreement) continue to be true and correct; and

2. the Warrant Holder is a company, other than a mutual fund or non-redeemable investment fund, that had net assets of at least CDN$5,000,000, as shown on its most recently prepared financial statements, or that it is otherwise an "accredited investor" within the meaning assigned in Multilateral Instrument 45-103, as adopted by the British Columbia Securities Commission.

All questions concerning the construction, validity, enforcement and interpretation of this agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein.

If you agree to the above terms, kindly sign two copies of this letter signifying your approval and acceptance and return one fully executed letter to the writer at your earliest convenience.

Yours truly,

SMARTIRE SYSTEMS INC.

Per: /s/ Jeff Finkelstein

Jeff Finkelstein
Chief Financial Officer

The undersigned hereby agrees to the foregoing terms and conditions of this agreement as of the date first above written.

PALISADES MASTER FUND, L.P.

Per:

/s/ Paul T. Mannion JR
Authorized Signatory

Paul T. Mannion JR
Name (Please Print)

General Partner of PEF Advisors LLC
Title